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                   CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated January 18, 2002, relating to the financial statements and financial highlights which appear in the November 30, 2001 Annual Reports to Shareholders of Prudential Sector Funds, Inc. (consisting of Prudential Financial Services Fund, Prudential Health Sciences Fund, Prudential Technology Fund and Prudential Utility Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements", "Other Service Providers" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
January 28, 2002